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FOR IMMEDIATE RELEASE: January 19, 2000

CONTACT:      Jackie Barry         Bob Seega
              NEES                 NEES
              508/389-3298         (508) 389-2178

NEES TO EXPLORE OPTIONS FOR ITS ALLENERGY MARKETING SUBSIDIARY

     WESTBOROUGH, Mass., Jan. 19, 2000   New England Electric
System (NEES) today announced that it is examining strategic options for its wholly-owned subsidiary, AllEnergy Marketing Company, L.L.C., including the possible sale of the company. AllEnergy is engaged in retail sales of energy, including natural gas, fuel oil, propane, and electricity.

     According to NEES President and Chief Executive Officer Rick
Sergel, this announcement underscores NEES's goal to focus on its electricity delivery business, and its commitment to AllEnergy's continued success.

     "Since its formation in 1996, AllEnergy already has become the largest unregulated retail supplier of natural gas in the northeast, one of the region's leading home heating oil companies, and an emerging force in the region's developing competitive electricity marketplace," said Sergel. "We have tremendous respect for the hard work and dedication of the people responsible for AllEnergy's success, and believe this is the best way to ensure that success continues over the long-term."

     In September 1998, NEES completed the sale of substantially all of its non-nuclear generating business. As a result, NEES's primary business is now the transmission and distribution of electricity. In December 1998, NEES announced that it would merge with The National Grid Group plc (LSE, NYSE:NGG), owner and operator of the transmission system in England and Wales, further solidifying the company's commitment to its electricity delivery business.

     "The Federal Energy Regulatory Commission has made it clear that the future of electricity transmission lies in Regional Transmission Organizations governed by companies independent of electricity marketing firms," Sergel stated. "Our focus now is on completing the merger with National Grid, continuing to work on being the best wires company in the northeast, and growing the

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size of our electricity delivery business.  For these reasons, investigating options for AllEnergy makes sound, strategic business sense."

     AllEnergy currently serves more than 125,000 customers and generated revenues of approximately $450 million in 1999.

     Headquartered in Waltham, Massachusetts, AllEnergy has sales offices in Worcester, Massachusetts; Windsor, Connecticut; Syracuse, New York; and Middlesex, New Jersey. Its principal heating oil divisions include PAL Energy, headquartered in Palmyra, New York; and Griffith Consumers Company, headquartered in Cheverly, Maryland, and serving Washington, D.C. and parts of Maryland, Delaware, Virginia, and West Virginia.

     NEES has retained Merrill Lynch as its financial advisor in connection with the examination of strategic options for AllEnergy.

     NEES (NYSE:NES) is a public utility holding company headquartered in Westborough, Massachusetts. Its subsidiaries are engaged in the transmission and distribution of electricity, and the construction and leasing of telecommunications infrastructure. NEES's local electric companies serve 1.3 million customers in Massachusetts, Rhode Island, and New
Hampshire.